Exhibit 99.2

HORNBECK OFFSHORE SERVICES, INC.
2Q2019 EARNINGS CONFERENCE CALL SCRIPT - DRAFT OF CEO COMMENTS
August 1, 2019

TODD HORNBECK:
Good morning and welcome to our second quarter 2019 conference call. Joining me today is Jim Harp, our Chief Financial Officer.
Second quarter results principally reflect our decision to remain short in a market that we see in general recovery over levels that we have experienced during the last few years. While our utilization and dayrates remained essentially flat with the sequential quarter, they did so against a backdrop of increased activity by our customers and a willingness by our competition to take jobs at rates or contract terms that we would rather not accept. Because we expect sustained improvement in market conditions over the next few quarters, our strategy is to remain disciplined with our fleet of HOSMAX vessels in order to be in a better position to negotiate rates and terms more in-line with the value proposition that our unique fleet provides. We have waited five years to see a turnaround. Our preference is to remain patient now and allow conditions to gel further. The inherent operating leverage in our business should reward our patience. We calculate that for our active fleet of 31 new generation OSVs, each $1,000 increase in effective day rates can yield approximately $11 million of incremental annual EBITDA; and for our fleet of eight MPSVs, each $5,000 increase in effective day rates can yield approximately $15 million of incremental annual EBITDA.
Today, we reaffirm the positive views we have been expressing on our last three quarterly earnings calls. The market has begun to improve. It is not a recovered market yet, but it is on a path to recovery and, unless derailed by events that no-one can predict, our business should enjoy the fruits of the turnaround. Our job is not to get the first fruits of that recovery, but to attempt to maximize the harvest for our stakeholders over the long haul. Our fleet of HOSMAX OSVs is the largest fleet of greater than 6,000 DWT vessels in the world. This fleet, together with our military franchise, our scale within the Greater Gulf of Mexico Region, our fleet of regionally deployed MPSVs, our 22-year operating history, our exceptional safety record, our entrepreneurial resourcefulness, our team of experienced marine professionals and our innovative business strategy have intrinsic value that we closely guard. We have retained that value over the last five years so that we can deploy and reap the benefits of it in an improved market. That is our main focus today and our expectation during the coming quarters.
Finally, while Jim will take you through the details, we were able to close a new $100 million senior credit facility on June 28, 2019 that will provide us additional financial flexibility as market conditions improve. Our 2019 convertible senior notes mature a month from today and we have sufficient liquidity to repay the remaining balance of those notes. In addition, we continue to have constructive dialogue under non-disclosure agreements with the professional representatives of the Ad Hoc Group of our 2020 and 2021 senior noteholders. We are continuing those discussions to explore a variety of ways to address those notes in advance of their maturities and open a path for greater strategic opportunities that we believe we are well-positioned to pursue at this time. These discussions can go in many different directions, however, our guidepost is that we want to find a solution for our stockholders that is in-line with the intrinsic value of our Company in a recovered market.
At the same time, we recognize that we have a contractual obligation to repay our outstanding debt instruments. We have explored solutions with our noteholders that involve repayment of our near-term maturities at par and expect that we will continue to do so. We are well aware of the challenges to accomplishing that objective with respect to our upcoming 2020 and 2021 maturities. To address our senior notes, we continue to explore a number of options that involve various combinations of discount capture, maturity extension, credit enhancement and/or improved economics, including the potential use of limited equity. Because we believe that par repayment in a recovered market is achievable, our appetite to issue equity is not that great, but it is certainly not off the table in order to obtain other necessary concessions that would benefit the Company and our stockholders today. We appreciate that to the extent the face amount of our debt were to be meaningfully discounted, then the holders of that debt may understandably seek a commensurate amount of equity compared to what a par claim would suggest. Our conviction around the underlying value of the business, its operating leverage in a recovering and recovered market, and our actionable strategic options has made that type of transaction -- a discounted exchange with more equity dilution -- less attractive to us.
Also, forefront in our minds are opportunities to achieve growth through acquisitions that we think are before us now. As some of our restructured competitors have learned, their new owners have different ideas about this industry and the future of those companies. That has proven to create a unique moment for us to achieve strategic objectives that will be harder to achieve as market conditions continue to evolve. We have had a number of discussions with various strategic capital providers, including several deep-pocketed private equity and institutional investors who proactively sought us out, that lead us to believe that there is an appetite to support acquisitive growth under our stewardship. These considerations also fit within the overall Rubik’s CubeTM that we are working to solve with our debt holders.
So, there is a lot to be accomplished, and a lot that we are working on. For reasons that are obvious, we refrain from disclosing much of the content of these efforts because until firm agreements are met, they are not information that we think is actionable by the investing community. Nevertheless, we are mindful that some media outlets are anxious to report on our on-going liability management efforts. We do not make it a practice to comment on these types of stories when called upon to do so. Our practice is to share information concerning the Company through appropriate channels, such as our press releases, conference calls or securities filings. That is the manner in which we communicate with the investing public.

While the Company remains optimistic regarding its ability to come to mutually agreeable terms with the multiple parties I just referenced with respect to holistic deal structures that will permit both the addressing of our senior note maturities and the completion of our acquisition efforts, there can be no assurance that any of the contemplated transactions will ultimately come to fruition.